UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

ALERE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following communication was first sent to customers on February 1, 2016.

ALR Customer Letter

February 1, 2016

Dear [Valued Customer / INSERT CUSTOMARY GREETING],

I am writing to share some exciting news with you regarding Alere.  This morning, we announced that we are being acquired by Abbott and will become subsidiary of Abbott.

We believe Abbott is an ideal partner for Alere. As you may know, Abbott is a global healthcare company with a portfolio of leading offerings in diagnostics, medical devices, nutritionals and branded generic pharmaceuticals. With a more than 40-year history in diagnostics, Abbott currently offers a broad range of innovative diagnostics instrument systems and solutions for hospitals, reference labs, molecular labs, blood banks, physician offices, and clinics. Their diagnostics business operates in over 100 countries serving more than 22,000 customers.
By combining our unmatched point of care diagnostic technology with Abbott’s scale and capabilities and existing strength in point of care, the combined company will be well positioned to access and accelerate growth and operate in the full spectrum of the approximately $50 billion global diagnostics market. We are excited to join forces with Abbott and are confident that our shared dedication to operational excellence and innovation will make this an ideal fit.

We expect to complete the transaction by the end of 2016, subject to regulatory review, stockholder approval and customary closing conditions. Until then, Alere and Abbott will continue to operate as two separate companies, and during this time, there will be no changes in your relationship with Alere and your day-to-day contacts will remain the same. Along with Abbott, we are committed to a smooth transition and we fully expect a seamless integration upon completion of the transaction.

Our primary focus remains providing you with the same exceptional products and services that you have come to expect from us. We greatly value our ongoing partnership with you and look forward to continuing to grow our relationship. Together with you, we are making great strides in improving clinical outcomes and reducing healthcare costs.

If you have any questions, please don’t hesitate to reach out to your regular Alere representative.

As always, thank you for your continued support and partnership.

Sincerely,

Namal Nawana
Chief Executive Officer and President

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Alere by Abbott. In connection with the proposed acquisition, Alere intends to file relevant materials with the United States Securities and Exchange Commission (the “SEC”), including Alere’s proxy statement in preliminary and definitive form. Stockholders of Alere are urged to read all relevant documents filed with the SEC, including Alere’s proxy statement when it becomes available, because they will contain important information about the proposed transaction and the parties to the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from Alere at http://www.alere.com/en/home/investor-relations/sec-filings-and-financials.html or by directing a request to Juliet Cunningham, Vice President, Alere Investor Relations at 858-805-2232 or ir@alere.com.

Participants in the Solicitation

Alere and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of Alere in favor of the proposed transaction.  Information about Alere’s directors and executive officers is set forth in Alere’s Proxy Statement on Schedule 14A for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on June 12, 2015, and its Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2014, which was filed with the SEC on March 5, 2015, as amended on April 30, 2015, May 28, 2015 and November 13, 2015. Information concerning the interests of Alere's participants in the solicitation, which may, in some cases, be different than those of Alere's stockholders generally, is set forth in the materials filed by Alere with the SEC, and will be set forth in the proxy statement relating to the proposed transaction when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements

 This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A number of important factors could cause actual results of Alere and its subsidiaries to differ materially from those indicated by such forward-looking statements, including, (i) the risk that the proposed merger with Abbott may not be completed; (ii) the failure to receive the required approval of the proposed merger by Alere’s stockholders; (iii) the failure to receive any required regulatory approvals for the proposed merger or any conditions placed on such approvals; and (iv) the risk factors detailed in Part I, Item 1A, “Risk Factors,” of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2014 (as filed with the Securities and Exchange Commission on March 5, 2015, as amended on April 30, 2015, May 28, 2015 and November 13, 2015) and other risk factors identified herein or from time to time in our periodic filings with the Securities and Exchange Commission. Readers should carefully review these risk factors, and should not place undue reliance on our forward-looking statements. These forward-looking statements are based on information, plans and estimates at the date of this report. We undertake no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.